Exhibit 99.3

For Immediate Release	Contact: Dan Kelly
November 22, 2005	(919) 774-6700

THE PANTRY ANNOUNCES CLOSING OF

CONVERTIBLE NOTES OFFERING

Sanford, North Carolina, November 22, 2005 – The Pantry, Inc. (NASDAQ: PTRY) today announced the closing of its private offering of $150 million of its 3.0% senior subordinated convertible notes due 2012. The Company recently had announced the pricing of $135 million of the notes. In connection with the closing, the initial purchasers exercised their option to acquire an additional $15 million of the notes.

The Company used a portion of the net proceeds for the net cost of a convertible bond hedge in connection with the notes and a separate warrant transaction. The impact of the hedge and warrant transactions is to offset potential future dilution from the conversion of the convertible notes. For the purpose of dilution, the hedge and warrant transactions effectively increase the conversion premium on the notes during the term of these transactions from 27.5% to 60.0%, and the conversion price associated with the notes from $50.09 per share to $62.86 per share, based on the last reported sale price of The Pantry’s common stock on the NASDAQ National Market on November 16, 2005 of $39.29 per share.

The Company intends to use the majority of the net proceeds from the offering to pay down existing senior debt and for general corporate purposes, including acquisitions.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2005 of approximately $4.4 billion. As of September 29, 2005, the Company operated 1,400 stores in eleven states under a number of banners including Kangaroo Express(SM), Cowboys(SM) and Golden Gallon(R). The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: fluctuations in domestic and global petroleum and gasoline markets; realizing benefits of the fuel supply agreements; our ability to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K as amended, and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of November 22, 2005. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.